UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/21/2009

Marriott International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13881

Delaware	52-2055918
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10400 Fernwood Road
Bethesda, MD 20817
(Address of principal executive offices, including zip code)

301-380-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On October 21, 2009, Marriott International, Inc. (together with its subsidiaries, the "Company") sold a pool of approximately $380 million in timeshare mortgage loans (the "Mortgage Loans") to Marriott Vacation Club Owner Trust 2009-2 (the "2009-2 Trust"). Simultaneous with the sale of the timeshare mortgage loans to the 2009-2 Trust, investors purchased $317 million in 4.809% Timeshare Loan Backed Notes (the "Notes") from the 2009-2 Trust in a private placement.

As part of this transaction, Marriott paid off the floating rate Timeshare Loan Backed Notes that were issued by Marriott Vacation Club Owner Trust 2009-1 (the "2009-1 Trust") to a commercial paper conduit in March 2009 and reacquired timeshare mortgage loans of approximately $233 million that were released from the 2009-1 Trust. Approximately $218 million of these reacquired loans were included in the current sale.

As consideration for the sale of the Mortgage Loans, the Company received cash proceeds of approximately $168 million and a subordinated residual interest in the 2009-2 Trust, through which it expects to realize the remaining value of the Mortgage Loans over time. These cash proceeds are net of approximately $145 million paid to the commercial paper conduit to unwind the 2009-1 transaction. Under current accounting rules, the Company will recognize approximately $37 million of gain in the fourth quarter of 2009 as a result of these transactions.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. A copy of the Company's October 21, 2009 press release announcing the issuance of the Notes is attached as Exhibit 99 to this report.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits. The following exhibit is filed with this report.
    Exhibit 99 - Press release issued on October 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marriott International, Inc.

Date: October 21, 2009	By:	/s/ Carl T. Berquist
Carl T. Berquist
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.	Press release issued on October 21, 2009.